Exhibit 99.1

Ideal Power Reports Third Quarter 2024 Financial Results

AUSTIN, TX – November 14, 2024 -- Ideal Power Inc. (Nasdaq: IPWR) (“Ideal Power,” the “Company,” “we,” “us” or “our”), pioneering the development and commercialization of the highly efficient and broadly patented B-TRAN™ bidirectional semiconductor power switch, reports results for its third quarter ended September 30, 2024.

“Our Q3 accomplishments underscore the continued execution of our B-TRAN™ commercial roadmap with several significant developments. We are collaborating with a third global automaker and recently secured initial orders from a global Tier 1 automotive supplier. We added our second and third distributors with expertise in demand-creation and they are already placing customer orders and providing quotes of our products to large global companies,” said Dan Brdar, President and Chief Executive Officer of Ideal Power. “Overall, the momentum we are building is working to advance companies to orders followed by potential custom development agreements and/or design wins to drive long-term value creation for our shareholders.”

Key Third Quarter and Recent Business Highlights

Execution to our B-TRAN™ commercial roadmap continues, including:

●

Secured orders from a Global Tier 1 automotive supplier for numerous discrete B-TRAN™ devices, a SymCool® power module, a solid-state circuit breaker (SSCB) evaluation board and a driver. This customer is interested in using B-TRAN™ for solid-state electric vehicle (EV) contactor applications.

●

Meeting regularly with Stellantis’ technical and production teams, with Phase III expected to begin shortly after Stellantis selects a Tier 1 supplier to design and build the drivetrain inverter for its new EV platform. In a parallel initiative, Stellantis continues working with the Company and a large semiconductor company with expertise in driver control circuity for the B-TRAN™ inverter drivers.

●

Collaborating with a third global automaker. This auto OEM is evaluating B-TRAN™-enabled contactors as a potential replacement for electromechanical contactors in its EVs. The Company recently delivered a SSCB evaluation board to this automaker.

●

Added our second distributor, RYOSHO. RYOSHO already placed orders with Ideal Power from a large global customer interested in the Company’s products for solid-state circuit protection applications and introduced B-TRAN™ to global automakers based in Japan.

●	Added our third distributor, Sekorm Advanced Technology (Shenzhen) Co., Ltd. In response to customer requests, Sekorm began quoting our products to large companies for SSCB applications.

●

Initiated third-party automotive qualification and reliability testing of B-TRAN™ devices. This testing requires over a thousand packaged B-TRAN™ devices from multiple wafer runs. Initial test results are positive with no failures to date.

●

Increased the current rating of our SymCool® power module from 160A to 200A, a 25% increase, based on the results of testing. In conjunction with a power module size reduction of approximately 50%, this significantly increases the power density of the SymCool® power module.

●

Expanded B-TRAN™ patent portfolio to 90 issued B-TRAN™ patents with 42 of those issued outside of the United States and 50 pending B-TRAN™ patents. Current geographic coverage includes North America, China, Japan, South Korea, India, Europe, and Taiwan.

Third Quarter 2024 Financial Results

●	Cash used in operating and investing activities in the third quarter of 2024 was $2.4 million compared to $1.9 million in the third quarter of 2023.

●	Warrant proceeds in the third quarter of 2024 were $1.0 million.

●	Cash used in operating and investing activities in the first nine months of 2024 was $6.6 million compared to $5.6 million in the first nine months of 2023.

●	Cash and cash equivalents totaled $18.7 million at September 30, 2024.

●	No long-term debt was outstanding at September 30, 2024.

●	Operating expenses in the third quarter of 2024 were $2.9 million compared to $2.8 million in the third quarter of 2023.

●	Net loss was $2.7 million in both the third quarter of 2024 and the third quarter of 2023.

2024 Milestones

For 2024, the Company has set or achieved the following milestones:

✔	Successfully completed Phase II of development program with Stellantis

●	Secure Phase III of development program with Stellantis

✔	Completed qualification of second high-volume production fab

●	Convert large OEMs in our test and evaluation program to design wins/custom development agreements

✔	Added distributors for SymCool® products

●	Initial sales of SymCool® IQ intelligent power module

✔	Began third-party automotive qualification testing

Conference Call and Webcast: Third Quarter 2024

The Company will hold a conference call on Thursday, November 14, 2024 at 10:00 AM Eastern Time to discuss its results and a question-and-answer session. Analysts and investors may pose questions for management during the live conference call.

Interested persons may access the live conference call by dialing 888-506-0062 (U.S./Canada callers) or 973-528-0011 (international callers), using passcode 472171. It is recommended that participants call or login 10 minutes ahead of the scheduled start time to ensure proper connection. An operator will register your name and organization. An audio replay will be available one hour after the live call until Midnight on November 28, 2024 by dialing 877-481-4010 using passcode 51554.

The live webcast and interactive Q&A will be accessible on the Company's Investor Relations website under the Events tab HERE. The webcast will be archived on the website for future viewing.

Upcoming Investor Conference

iAccess Alpha – Buyside Best Ideas Winter Virtual Conference 2024 on December 10 to 11, 2024

Ideal Power plans to participate in the iAccess Alpha Best Ideas Winter Virtual Conference on December 10 and 11, 2024. Ideal Power’s presentation webcast is on December 10, and its one-on-one investor meetings are on December 11.

Ideal Power’s presentation webcast at the iAccess Alpha Virtual Conference is December 10 at 11:30 AM ET. The live, interactive webcast and slide presentation will be accessible on the Company's Investor Relations website under the Events tab HERE. The webcast will be archived on the website for future viewing.

iAccess Alpha Conference attendees are encouraged to register and request a one-on-one virtual meeting with Ideal Power management on December 11, CLICK HERE.

About Ideal Power Inc.

Ideal Power (NASDAQ: IPWR) is pioneering the development and commercialization of its broadly patented bidirectional semiconductor power switch, creating highly efficient and ecofriendly energy control solutions for electric vehicle, electric vehicle charging, renewable energy, energy storage, UPS/data center, solid-state circuit breaker and other industrial and military applications. The Company is focused on its patented Bidirectional, Bipolar Junction Transistor (B-TRAN™) semiconductor technology. B-TRAN™ is a unique double-sided bidirectional AC switch that delivers substantial performance improvements over today’s conventional power semiconductors. Ideal Power’s B-TRAN™ can reduce conduction and switching losses, complexity of thermal management and operating cost in AC power switching and control circuitry. For more information, visit the Company’s website at www.IdealPower.com, on LinkedIn, on Twitter, and on Facebook.

Safe Harbor Statement

All statements in this release that are not based on historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While Ideal Power’s management has based any forward-looking statements included in this release on its current expectations, the information on which such expectations were based may change. Such forward-looking statements include, but are not limited to, statements regarding the advancement of companies to orders followed by potential custom development agreements and/or design wins to drive long-term value creation for our shareholders and that Phase III of our program with Stellantis is expected to begin shortly after they select a Tier 1 supplier to design and build the drivetrain inverter for their new EV platform. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of our control that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not limited to, the success of our B-TRAN™ technology, including whether the patents for our technology provide adequate protection and whether we can be successful in maintaining, enforcing and defending our patents, our inability to predict with precision or certainty the pace and timing of development and commercialization of our B-TRAN™ technology, the rate and degree of market acceptance for our B-TRAN™, the impact of global health pandemics on our business, supply chain disruptions, and the expected performance of future products incorporating our B-TRAN™, and uncertainties set forth in our quarterly, annual and other reports filed with the Securities and Exchange Commission. Furthermore, we operate in a highly competitive and rapidly changing environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise forward-looking statements, except as required by applicable law.

Ideal Power Investor Relations Contact

Jeff Christensen
Darrow Associates Investor Relations
jchristensen@darrowir.com

703-297-6917

IDEAL POWER INC.
Balance Sheets
(unaudited)

	September 30, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$18,655,922	$8,474,835
Accounts receivable, net	1,326	70,000
Inventory	60,130	81,450
Prepayments and other current assets	303,921	482,890
Total current assets	19,021,299	9,109,175

Property and equipment, net	447,186	359,225
Intangible assets, net	2,608,825	2,580,066
Right of use asset	503,962	186,570
Other assets	20,133	13,034
Total assets	$22,601,405	$12,248,070

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$76,053	$405,098
Accrued expenses	750,443	455,112
Current portion of lease liability	80,145	70,683
Total current liabilities	906,641	930,893

Long-term lease liability	425,076	132,304
Other long-term liabilities	1,049,325	1,125,173
Total liabilities	2,381,042	2,188,370

Stockholders’ equity:
Common stock	8,144	5,998
Additional paid-in capital	125,096,918	107,116,362
Treasury stock	(13,210)	(13,210)
Accumulated deficit	(104,871,489)	(97,049,450)
Total stockholders’ equity	20,220,363	10,059,700
Total liabilities and stockholders’ equity	$22,601,405	$12,248,070

IDEAL POWER INC.
Statements of Operations
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

Commercial revenue	$554	$1,557	$80,624	$100,000
Grant revenue	-	-	-	37,388
Total revenue	554	1,557	80,624	137,388

Cost of commercial revenue	1,511	2,787	87,483	76,800
Cost of grant revenue	-	-	-	37,388
Total cost of revenue	1,511	2,787	87,483	114,188

Gross profit	(957)	(1,230)	(6,859)	23,200

Operating expenses:
Research and development	1,684,063	1,690,538	4,613,703	4,337,254
General and administrative	893,969	854,025	2,695,041	2,682,951
Sales and marketing	320,642	293,963	996,992	870,189
Total operating expenses	2,898,674	2,838,526	8,305,736	7,890,394

Loss from operations	(2,899,631)	(2,839,756)	(8,312,595)	(7,867,194)

Interest income, net	209,283	99,275	490,556	318,922

Net loss	$(2,690,348)	$(2,740,481)	$(7,822,039)	$(7,548,272)

Net loss per share – basic and fully diluted	$(0.31)	$(0.44)	$(0.99)	$(1.22)

Weighted average number of shares outstanding – basic and fully diluted	8,767,251	6,192,286	7,870,542	6,185,447

IDEAL POWER INC.
Statements of Cash Flows
(unaudited)

	Nine Months Ended September 30,
	2024	2023
Cash flows from operating activities:
Net Loss	$(7,822,039)	(7,548,272)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	250,936	193,900
Amortization of right of use asset	55,011	46,246
Write-off of capitalized patents	62,073	-
Write-off of property and equipment	15,371	-
Gain on lease termination	(15,319)	-
Stock-based compensation	1,163,808	1,859,209
Decrease (increase) in operating assets:
Accounts receivable	68,674	(34,064)
Inventory	21,320	-
Prepaid expenses and other current assets	171,870	107,152
Increase (decrease) in operating liabilities:
Accounts payable	(329,045)	(66,548)
Accrued expenses and other liabilities	219,483	311,511
Lease liability	(54,850)	(47,868)
Net cash used in operating activities	(6,192,707)	(5,178,734)

Cash flows from investing activities:
Purchase of property and equipment	(193,461)	(198,338)
Acquisition of intangible assets	(251,639)	(207,697)
Net cash used in investing activities	(445,100)	(406,035)

Cash flows from financing activities:
Net proceeds from issuance of common stock and pre-funded warrants	15,724,818	-
Exercise of options and warrants	1,105,655	-
Payment of taxes related to restricted stock unit vesting	(11,579)	-
Net cash provided by financing activities	16,818,894	-

Net Increase (decrease) in cash and cash equivalents	10,181,087	(5,584,769)
Cash and cash equivalents at beginning of period	8,474,835	16,345,623
Cash and cash equivalents at end of the period	$18,655,922	$10,760,854